Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group (Investor Inquiries)
Investor Relations	Celeste Duncan (212) 477-9007
(610) 941-5675	Sam Brown Inc. (Media Inquiries)
www.genaera.com	Mike Beyer (773) 463-4211; beyer@sambrown.com

GENAERA CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Plymouth Meeting, PA — May 10, 2006 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the quarter ended March 31, 2006. The net loss for the quarter ended March 31, 2006 was $7.4 million, or $(0.11) per share basic and diluted, as compared to a net loss of $5.3 million, or $(0.09) per share basic and diluted, for the quarter ended March 31, 2005.

Genaera’s research and development expenses for the quarter ended March 31, 2006 were $6.2 million compared to $4.3 million for the same period in 2005. The increase was primarily due to increased clinical trial expenses related to EVIZON™ (squalamine lactate) for the treatment of wet age-related macular degeneration (AMD) and increased indirect expenses as a result of recognizing additional equity compensation expense pursuant to the adoption of SFAS No. 123 (Revised 2004), Accounting for Stock Based Compensation (“SFAS 123R”).

Genaera’s general and administrative expenses for the quarter ended March 31, 2006 were $1.6 million compared to $1.3 million for the same period in 2005. The increase was due principally to increased indirect expenses as a result of recognizing additional equity compensation expense pursuant to the adoption of SFAS 123R.

The Company’s cash, cash equivalents and short-term investment balance was $24.2 million at March 31, 2006.

“Since I assumed the CEO role in January, the Company has articulated and begun to implement a three point strategy: to adapt development of our lead compound, EVIZON™, for a changing competitive landscape; to initiate a second Phase II oncology trial; and to advance MSI-1436, our anti-obesity compound to an IND,” commented Jack Armstrong. “This strategy allows us to position EVIZON as a well differentiated compound, initiate our dose range study and allocate resources to the valuable opportunities in our pipeline. In addition, with the implementation of this strategy, we expect our cash burn rate for the remainder of 2006 to be lower than the first quarter as a result of decreased Phase III costs for EVIZON.”

About Genaera

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye disease, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera’s lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera’s other programs include: squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including EVIZON, may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; the risk that EVIZON ceases to meet the criteria for CMA2 Pilot or Fast Track designation at some point in the future; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues	$160	$146

Costs and expenses
Research and development	6,160	4,274
General and administrative	1,607	1,319

	7,767	5,593

Loss from operations	(7,607)	(5,447)

Interest income	240	153

Net loss	$(7,367)	$(5,294)

Net loss per share — basic and diluted	$(0.11)	$(0.09)

Weighted average shares outstanding — basic and diluted	68,800	57,130

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2006	December 31, 2005
Cash and investments	$24,213	$32,215
Prepaid expenses and other current assets	1,200	892
Fixed assets, net	1,003	848
Other assets	56	56

Total assets	$26,472	$34,011

Current liabilities	$4,813	$5,946
Long-term liabilities	1,774	1,781
Stockholders’ equity	19,885	26,284

Total liabilities and stockholders’ equity	$26,472	$34,011